Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Post-Effective Amendment No. 8 to Registration Statement No. 333-169533 on Form S-11 of our report dated March 28, 2013, relating to the consolidated financial statements and financial statement schedule of Cole Credit Property Trust IV, Inc. and subsidiaries appearing in the Annual Report on Form 10-K of Cole Credit Property Trust IV, Inc. for the year ended December 31, 2012, and to the reference to us under the heading “Experts” in the Prospectus, which is part of such Registration Statement.

/s/ DELOITTE & TOUCHE LLP

Phoenix, Arizona

January 10, 2014